Exhibit 99.1

Adtalem Global Education Appoints Michael Betz as President of Walden University

CHICAGO--(BUSINESS WIRE)--May 23, 2022--Adtalem Global Education (NYSE: ATGE), a leading healthcare educator, has appointed Michael Betz as president, Walden University, effective immediately. In his role, Betz is responsible for the strategy and operations of Walden with a mandate to further enhance Walden’s position as a leading innovator in distance learning while maintaining its commitment to expanding access to high quality, flexible degree programs that enable student success and advance professional ambitions.

“I am thrilled to welcome Michael to the organization. With his deep industry experience in driving wide-scale growth and transformation across the higher education sector, he will add tremendous value in enriching academic programs and helping Walden achieve its full growth potential,” said Steve Beard, president and CEO of Adtalem.

Most recently, Betz served as a partner at McKinsey & Co. and was a leader in McKinsey’s higher education and growth transformation practices. Betz played a key role in growing McKinsey’s education practice and specialized in leading large-scale transformation programs. Prior to McKinsey, Betz served in various leadership roles in higher education for 15 years. His previous work includes serving as senior vice president and chief marketing officer and head of strategy at Strayer University, where he led global marketing strategy and operations. He also served as the chief marketing officer of Pansophic Education and led its global marketing and growth strategies for three portfolio companies. Prior to that role, he served as the senior vice president and chief marketing officer at Ellucian, a leading SaaS higher education company.

“I am excited to join Adtalem and for the opportunity to lead Walden University during a pivotal time for higher education,” said Michael Betz, president, Walden University. “As we think about the future of education — the needs of students and employers — I am eager to continue to expand access to equitable education and drive value for our students, partners and stakeholders.”

Betz earned his master’s degrees in business administration and public affairs from the University of Texas and his Bachelor of Science in foreign services from Georgetown University.

About Adtalem Global Education

Adtalem Global Education (NYSE: ATGE) is a leading healthcare educator and provider of professional talent to the healthcare industry. With a dedicated focus on driving strong outcomes that increase workforce preparedness, Adtalem empowers a diverse learner population to achieve their goals and make inspiring contributions to their communities. Adtalem is the parent organization of American University of the Caribbean School of Medicine, Chamberlain University, Ross University School of Medicine, Ross University School of Veterinary Medicine and Walden University. Adtalem and its institutions have more than 10,000 employees and a network of more than 275,000 alumni. Adtalem was named one of America’s Most Responsible Companies 2021 by Newsweek, and one of America’s Best Employers for Diversity by Forbes in 2021 and 2022. Follow Adtalem on Twitter @adtalemglobal, LinkedIn or visit Adtalem.com for more information.

About Walden University

Walden University is part of Adtalem Global Education (NYSE: ATGE). More than 50 years ago, Walden University was founded to support adult learners in achieving their academic goals and making a greater impact in their professions and communities. Students from across the U.S. and more than 115 countries are pursuing a certificate, bachelor’s, master’s or doctoral degree online at Walden. The university offers more than 100 online degree and certificate programs. Walden University is accredited by The Higher Learning Commission. For more information, please visit WaldenU.edu.

Contacts

Kelly Finelli
Kelly.Finelli@adtalem.com
872-270-0230